Exhibit 18
November 10, 2005
Board of Directors
Sysco Corporation
1390 Enclave Parkway
Houston, Texas 77077
Dear Sirs:
Note 4 of the notes to the consolidated financial statements of Sysco Corporation included in its quarterly report on Form 10-Q for the quarterly period ended October 1, 2005 describes a change in the measurement date for its pension and post-retirement defined benefit plans from year-end to May 31. There are no authoritative criteria for determining a ‘preferable’ method for determining the measurement date based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to July 2, 2005, and therefore we do not express any opinion on any financial statements of Sysco Corporation subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP